EXHIBIT 12

Statement Regarding Computation of Ratios

        The ratios of income to fixed charges have been computed on the basis of the total enterprise (as defined by the Commission) by dividing income before fixed charges and income taxes by fixed charges. Fixed charges consist of interest expense on all long-term and short-term borrowings, excluding or including interest on deposits as indicated below. The computations of other ratios are evident from the information presented in this Form 10-Q and the Corporation’s 2002 Annual Report.

Bank One Corporation and Subsidiaries

COMPUTATIONS OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

(In millions, except ratios)	Six Months Ended June 30, 2003	Year Ended 2002	Year Ended 2001	Year Ended 2000 (1)	Year Ended 1999
EXCLUDING INTEREST ON DEPOSITS:
Pretax income (loss) from continuing operations	$2,383	$4,763	$3,800	$(1,080)	$4,974
Earnings (loss) from unconsolidated entities
under the equity method of accounting	61	91	(80)	(129)	(47)
Fixed charges, excluding capitalized interest	1,336	2,720	3,868	5,198	3,719

Adjusted pretax earnings base	3,780	7,574	7,588	3,989	8,646

Interest, excluding interest on deposits	1,284	2,621	3,771	5,105	3,622
Rental factor	52	99	96	93	97
Capitalized interest	1	1	4	9	2

Fixed charges	1,337	2,721	3,871	5,207	3,721
Consolidated ratios of earnings to fixed charges,
excluding interest on deposits	2.8x	2.8x	2.0x	0.8x	2.3x

INCLUDING INTEREST ON DEPOSITS:
Pretax income (loss) from continuing operations	$2,383	$4,763	$3,800	$(1,080)	$4,974
Earnings (loss) from unconsolidated entities
under the equity method of accounting	61	91	(80)	(129)	(47)
Fixed charges, excluding capitalized interest	2,418	5,439	8,763	11,335	8,370

Adjusted pretax earnings base	4,862	10,293	12,483	10,126	13,297

Interest, including interest on deposits	2,366	5,340	8,666	11,242	8,273
Rental factor	52	99	96	93	97
Capitalized interest	1	1	4	9	2

Fixed charges	2,419	5,440	8,766	11,344	8,372
Consolidated ratios of earnings to fixed charges,
including interest on deposits	2.0x	1.9x	1.4x	0.9x	1.6x

(1)	Results for the year ended December 31, 2000 were insufficient to cover fixed charges. The coverage deficiency was approximately $1.2 billion.

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